Exhibit 10.31

ABM INDUSTRIES INCORPORATED
EXECUTIVE SEVERANCE PLAN
(Effective as of June 4, 2024)

and

SUMMARY PLAN DESCRIPTION

ABM Industries Incorporated
Executive Severance Plan
(Effective June 4, 2024)
and
Summary Plan Description
Effective as of June 4, 2024, ABM Industries Incorporated (ABM) hereby establishes the ABM Industries Incorporated Executive Severance Plan (the “Plan”) in order to define those circumstances under which ABM or a Participating Company may provide Severance Benefits to Eligible Executives in the event of their Eligible Termination (as such terms are hereinafter defined). The Plan supersedes any and all prior severance plans or programs covering Eligible Executives.

This document serves as both the Plan document and the Summary Plan Description for the Plan, except as noted otherwise in the Summary Plan Information Appendix. This document explains Plan eligibility, exclusions, benefits and administration. Any questions about the Plan or its operation should be directed to the Plan Administrator.

SECTION 1– PURPOSE
The purpose of this Plan is to define those circumstances under which ABM or a Participating Company may pay Severance Benefits as described in the Plan to Eligible Executives. The Plan is intended to be a top-hat “welfare benefit plan” under Section 3(1) of ERISA.
SECTION 2– DISCRETIONARY GRANT OF SEVERANCE BENEFITS
2.1Any Eligible Executive who has an Eligible Termination and who satisfies the requirements of Section 2.2 below may be eligible to receive Severance Benefits set forth in Section 3 below. Whether Severance Benefits, if any, are to be offered to a terminated Eligible Executive is a matter within the sole and absolute discretion of ABM or a Participating Company. The fact that a termination is an Eligible Termination does not guarantee that severance benefits will be offered. Similarly, the fact that an employee is an Eligible Executive does not mean that severance benefits will be offered. Instead, the decision to offer severance benefits to an Eligible Executive who experiences an Eligible Termination is within the sole and absolute discretion of ABM or a Participating Company. The Plan Administrator, or its delegate, will establish a procedure for notifying Eligible Executives who will be offered Severance Benefits following an Eligible Termination, and only Eligible Executives who are so notified and who are provided a Release will be permitted to receive Severance Benefits under the Plan.
2.2The Plan Administrator will condition any grant of Severance Benefits upon an Eligible Executive’s signing (and not revoking) a Release in form and substance satisfactory to the Plan Administrator, and the return of all property of ABM within the time designated by the Plan Administrator. Any grant of Severance Benefits to an Eligible Executive shall be null and void upon an Eligible Executive’s failure to timely sign, or subsequent revocation of, such Release, or an Eligible Executive’s failure to timely return such property.

SECTION 3– DETERMINATION OF AMOUNT OF SEVERANCE BENEFITS
3.1
(a)Upon the determination of the Plan Administrator, in its sole discretion, that an Eligible Executive has satisfied all conditions required to become eligible for Severance Benefits, and the Eligible Executive’s termination of employment does not occur within 24 months of a Change in Control, the Eligible Executive will be eligible to receive a Severance Benefit that is equal to the amount set forth in the table below:

Career Framework Band/Level	Severance Benefit	Minimum Severance Benefit	Maximum Severance Benefit
E2 and E3	52 weeks of Base Pay plus a payment of the Short-Term Incentive Award with respect to the year in which the Eligible Executive’s termination occurs	N/A	N/A
E1	2 weeks of Base Pay for each Year of Service	26 weeks of Base Pay	52 weeks of Base Pay
(b)Notwithstanding the foregoing, to the maximum extent permitted under applicable law, if, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of their employment or termination of employment with a Participating Company, including, for example, any payments required to be paid to the Participant under any federal, state or local law (including, without limitation, the Worker Adjustment and Retraining Notification Act or similar federal or state law), their Severance Benefit will be offset by the amount of such other payments paid or payable.
3.2An Eligible Executive who is eligible for Severance Benefits as set forth in Section 3.1 will also receive a cash payment that is equivalent to the Eligible Executive’s cost for continuation of group health coverage under COBRA (minus the amount that the Eligible Executive would be required to contribute toward the cost of coverage if the Eligible Executive were an active employee) for the length of time covered by the Eligible Executive’s Severance Benefit as set forth in Section 3.1. The amount of such payment will be based on the cost of group health plan COBRA continuation coverage for the coverage option and coverage tier that an Eligible Executive has in force at the time of such Eligible Executive’s last day of employment with a Participating Company. An Eligible Executive who is not participating in a group health Plan sponsored by ABM at the time of such Eligible Executive’s last day of employment will not receive any payment pursuant to this Section 3.2.
3.3An Eligible Executive who is in Career Framework Band/Level E1 and is eligible for Severance Benefits as set forth in Section 3.1 may also be eligible to receive an additional payment with respect to the annual incentive payment that it is anticipated such Eligible Executive would have received had such Eligible Executive remained employed through the date required to be eligible for such annual incentive payment. Whether such a payment will be made to an Eligible Executive, and the amount of any such payment, will be determined by the Plan Administrator in its sole and absolute discretion. This Section 3.3 does not cause or constitute the vesting of any right of any Eligible Executive to an annual incentive payment; further, this Section 3.3 does not alter the terms of any existing annual incentive plans covering Eligible Executives. An Eligible Executive who is not covered by any annual incentive plan will not receive any payment pursuant to this Section 3.3.
3.4Eligible Executives who are eligible for Severance Benefits as set forth in Section 3.1 will also be eligible to receive outplacement services. An Eligible Executive must use the outplacement vendor and service level selected by ABM in its sole and absolute discretion. In no case will cash be offered in lieu of outplacement services. An Eligible Executive will be provided outplacement services for the time period set forth below (or through the date that the Eligible Executive secures new employment, if earlier) based on the Eligible Executive’s job classification:

Career Framework Band/Level	Length of Outplacement Services
E3, E2	12 months
E1	6 months

3.5Severance Benefits referenced in Sections 3.1 through 3.3 are payable in cash in a single lump sum. Severance Benefits will be paid on the next possible payroll date after the latest of:
(a)the return of a properly-signed Release within the time period specified in the Release;
(b)the expiration of any revocation period set forth in the Release, without any revocation of the Release; and
(c)the return of all property of ABM.
Notwithstanding any other provision of the Plan, the timing of the payment of Severance Benefits in all cases may be subject to further restrictions under Section 409A of the Code as set forth in Section 9.5 of the Plan.

SECTION 4– NOTICE
ABM, in its sole discretion, may provide Eligible Executives with notice in advance of their Eligible Termination, but no assurances can be given that advance notice will be provided to any or all Eligible Executives. During any Notice Period, Eligible Executives will be expected to report to work as scheduled (unless specifically directed otherwise by ABM or a Participating Company), maintain performance standards, and comply with all ABM policies and practices.
SECTION 5– DEFINITIONS
5.1“ABM” means ABM Industries Incorporated.
5.2“Affiliate” means any business entity that is (i) a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Chewy is also a member; (ii) a trade or business under common control with Chewy, within the meaning of Section 414(c) of the Code; (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which Chewy is also a member; or (iv) required to be aggregated with Chewy pursuant to regulations issued under Section 414(o) of the Code; provided that the term “Affiliate” will not include any business entity organized and having its principal place of business outside of the United States of America.
5.3“Base Pay” means 1/52 of an Eligible Executive’s annual base salary, in effect immediately prior to the Eligible Executive’s termination date. Base Pay does not include variable forms of compensation, including by way of example, and not limitation: overtime or premium pay, bonuses, incentive compensation, commissions, expense or expense allowances, pay differential, or compensation recognized in connection with any form of equity or equity-based awards. Determinations regarding the calculation of an Eligible Executive’s Base Pay rest exclusively with the Plan Administrator in its sole discretion, and any such determination made by the Plan Administrator shall be final, conclusive, and binding.
5.4“Cause” means the meaning assigned to such term (or similar term) in any individual employment agreement with an Eligible Executive, or, if no such agreement exists, or if such agreement does not define “Cause” (or similar term), an Eligible Executive’s:
(a)serious misconduct, dishonesty, disloyalty or insubordination;
(b)conviction (or entry of a plea bargain admitting criminal guilt) of any felony or misdemeanor involving moral turpitude;
(c)drug or alcohol abuse that has a material or potentially material effect on ABM’s reputation and/or the performance of the Eligible Executive’s duties and responsibilities;
(d)failure to substantially perform the Eligible Executive’s duties or responsibilities for reasons other than death or disability;
(e)repeated inattention to duty for reasons other than death or disability; or
(f)any other material breach of the Company Code of Business Conduct by the Eligible Executive.

The determination of whether “Cause” exists shall be made in good faith by the Plan Administrator at its sole discretion.

5.5“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended from time to time.
5.6“Code” means the Internal Revenue Code of 1986, as amended from time to time.
5.7“Eligible Executive” means an individual employed by ABM in the United States in Career Framework Band/Level E1, E2, or E3.
5.8“Eligible Termination” means an Eligible Executive’s involuntary termination of employment with a Participating Company other than for Cause, death, or disability.
5.9“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
5.10“Notice Period” means the time period between the date that a Participating Company provides notice to an Eligible Executive that the Participating Company will be terminating such Eligible Executive’s employment and the date that such termination of employment becomes effective, as set forth in such notice.
5.11“Participating Company” means ABM and any Affiliate, except for those Affiliates that ABM has designated in writing will not be Participating Companies under the Plan.
5.12“Plan” means this ABM Industries Incorporated Executive Severance Plan, as it may be amended from time to time.
5.13“Plan Administrator” means ABM.
5.14“Release” means a severance agreement and general release of claims, liability and rights in favor of ABM, its respective parent companies, subsidiaries, affiliates, divisions, successors, related companies and welfare benefit plans, and each and all of their respective current or former employees, agents, officers, directors, shareholders, members, managers, representatives, attorneys, successors, predecessors, assigns, trustees, fiduciaries, administrators and insurers, and all persons acting by, through, under or in concert with any of them, in a form and in substance used or approved by, and satisfactory to, the Plan Administrator or its designee.
5.15“Severance Benefits” means the benefits described under Section 3 of this Plan provided to an Eligible Executive.
5.16“Short-Term Incentive Award” means the target short-term incentive compensation award that would be payable pursuant to ABM’s short-term incentive compensation plan.
5.17“Year of Service” means each complete year of continuous employment an Eligible Executive has with ABM or any Participating Company; provided that, any period of employment with respect to which an Eligible Executive has already received severance benefits is not taken into account, unless the Eligible Executive is rehired by a Participating Company within 2 years from the Eligible Executive’s termination date. Any fractional year of employment under six months will be rounded down, and any fractional year of employment of at least six months will be rounded up.
SECTION 6- AMENDMENT AND TERMINATION
6.1ABM reserves the right, in its sole discretion, to modify, amend, suspend or terminate the Plan, in whole or in part, at any time, prospectively or retroactively, and for any reason, with or without notice, as it deems appropriate, by written action of the Plan Administrator, or its delegate.
6.2Any modification, amendment, suspension or termination shall be effective as of the date determined by ABM; provided, that any such modification, amendment, suspension or termination shall not affect any right of any Eligible Executive to claim benefits under the Plan for events occurring prior to the date of such modification, amendment, suspension or termination.
SECTION 7– ADMINISTRATION OF THE PLAN
7.1As defined in Section 3(16)(A) of ERISA, ABM shall act as Plan Administrator. The Plan Administrator shall be the “named fiduciary” of the Plan for purposes of Section 402(a)(1) of ERISA. The Plan Administrator shall be charged with the interpretation, administration, and operation of the Plan.
7.2The Plan Administrator may delegate to any person or persons (including without limitation a committee), severally or jointly, the authority and responsibility for the preparation and filing of all disclosure material and reports which the Plan Administrator is required to file by law, and the authority and responsibility for the day-to-day operation of the Plan.
7.3The Plan Administrator, or its delegate, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

7.4The Plan Administrator, or its delegate, shall have the discretionary power and authority of full and final determination as to all issues concerning eligibility for benefits under the Plan and interpretation of the Plan and determination of disputed facts, and such determinations with respect to an Eligible Executive’s rights or benefits shall be entitled to the maximum deference permitted by law. The Plan Administrator, or its delegate, shall make claims determinations in accordance with the claims procedure set forth in Section 8 and any applicable requirements of ERISA.
SECTION 8– CLAIMS PROCEDURE
8.1Any Eligible Executive who does not receive a benefit under the Plan that they feel entitled to receive (a “claimant”) may file a written claim with the Plan Administrator explaining the reasons for such claim. The claimant will be informed of the Plan Administrator’s decision with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review the claim. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information. If the claimant is not notified within the 90-day (or, if applicable, extended) period, the claimant may consider the claim to be denied. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.
8.2If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to the Plan provisions on which the determination is based. This notice will also provide an explanation of what, if any, additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
8.3If a claim has been denied, or an adverse benefit determination has otherwise been made with respect to the claim, the claimant may request that the Plan Administrator review the denial. The request must be in writing, must be made within 60 days after written notification of denial, and should explain the claimant’s disagreement with the denial or adverse benefit determination. In connection with this request, the claimant (or the claimant’s duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (ii) submit to the Plan Administrator written comments, documents, records, and other information related to the claim.
8.4The Plan Administrator’s review of the denial will take into account all comments, documents, records, and other information that the claimant submits relating to the claim. The Plan Administrator will make a final written decision on a claim review, in most cases within 60 days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.
8.5The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim on review, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based, (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim, and (iii) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. The decision of the Plan Administrator is final and binding on all parties.
8.6No legal action for benefits under the Plan may be brought until the claims procedure set forth in this Section 8 has been exhausted as provided in this Plan and applicable law. Any such legal action for benefits under the Plan must be brought within 12 months from the date the Plan Administrator denies the claim on review.

SECTION 9- MISCELLANEOUS
9.1The Plan shall not be construed as creating any contract for continued services between ABM and an Eligible Executive, and nothing herein contained shall give any individual the right to be retained as an employee of ABM.
9.2Benefits payable hereunder shall be paid exclusively from the general assets of ABM, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of ABM. In no event shall benefits payable hereunder be the financial responsibility of any officer or shareholder of ABM or of any successor to ABM who does not assume liabilities hereunder or of any related corporation which may be looked to for such payment.
9.3In the event that an Eligible Executive dies before receiving all Severance Benefits to which they become entitled, any remaining payments shall be paid to such Eligible Executive’s estate.
9.4The Plan shall be construed as administered and enforced in accordance with ERISA and, where appropriate, the laws of the State of New York.
9.5Notwithstanding any other provision of this Plan, any payments or benefits due under this Plan shall be paid, and this Plan shall be interpreted, in a manner that is intended to provide that any such payments or benefits shall be exempt from, or comply with the requirements of Section 409A of the Code, and not be subject to any tax or interest under Section 409A of the Code. Each payment or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under the Plan on account of an Eligible Executive’s termination of employment constitute a deferral of compensation subject to Code Section 409A, an Eligible Executive shall not be considered to have terminated employment until the Eligible Executive has incurred a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). In addition, notwithstanding anything in this Plan to the contrary, if, at the time of an Eligible Executive’s termination of employment with ABM, such Eligible Executive is a “specified employee” (as such term is defined in Section 409A of the Code), and the deferral of the commencement of any payment otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then ABM will defer the commencement of the payment of any such payments (without any reduction in such payments ultimately paid or provided to such Eligible Executive) until the date that is six months following such Eligible Executive’s termination of employment with ABM (or the earliest date as is permitted under Section 409A of the Code) or such payment shall be restructured, to the extent possible, in a manner, as determined by the Plan Administrator, that does not cause such an accelerated or additional tax.
9.6ABM shall be entitled to withhold from any payment of Severance Benefits any federal, state or local withholding or other taxes, or charge from time to time required to be withheld, and shall be entitled to rely on the opinion or advice of its counsel in determining its withholding obligations.
9.7If any person receives any payment or benefit that is not authorized by this Plan, ABM shall be entitled to reimbursement of such payment or benefit from any person to whom, or for whom, such payment or benefit was paid. In addition, if following the payment of Severance Benefits to an Eligible Executive, the Plan Administrator discovers that ABM could have terminated such Eligible Executive’s employment in manner that would not have been an Eligible Termination (including without limitation a termination of employment for Cause),

ABM shall be entitled to reimbursement of such payment from any person to whom, or for whom, such payment was made. In addition, any breach of the Release signed by an Eligible Executive in connection with this Plan shall entitle ABM to reimbursement of the amounts paid pursuant to this Plan.
9.8Each provision of this Plan is intended to be severable and the invalidity, illegality or unenforceability of any portion of this Plan shall not affect the validity, legality, or enforceability of the remainder.
IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by ABM, ABM has caused the same to be executed by its officer duly authorized on the _____ day of ____________________________, 2024    .

ABM INDUSTRIES INCORPORATED

By: ______________________________

Print Name: _______________________

Title/Position: ______________________

SUMMARY PLAN INFORMATION APPENDIX

NOTE: The preceding sections of this document, together with the information provided in this Summary Plan Information Appendix, constitute the summary plan description for the Plan.  Notwithstanding the inclusion of the information in this Summary Plan Information Appendix, the information provided in this Summary Plan Information Appendix does not constitute part of the Plan.

This Summary Plan Information Appendix of the document contains the following sections:

I.    General Plan Information
II.    Statement of ERISA Rights

I.    GENERAL PLAN INFORMATION

Plan Name	ABM Industries Incorporated Executive Severance Plan
Plan Type	Welfare/Severance Plan
Type of Administration	Self-Administered
Plan Year	Calendar Year
Name, Address and Telephone Number of Plan Sponsor and Plan Administrator	ABM Industries Incorporated 14141 Southwest Freeway, Suite 400 Sugar Land, TX 77478 (713) 776-5100
Participating Companies	Employees of companies affiliated with ABM are also generally eligible to participate in the Plan, except for any companies that ABM has specified in writing are not Participating Companies. Please contact the Plan Administrator for an up-to-date list of affiliated companies that participate in the Plan.
Agent for Service of Legal Process	ABM Industries Incorporated c/o CT Corporation System 28 Liberty Street New York, NY 10005
Medium for Payment of Benefits	The general assets of ABM and Participating Companies
Employer Identification Number	94-1369354
Plan Number	504

APPENDIX -1

II.    STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a severance benefit or exercising your rights under ERISA.
Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court (after you have exhausted the Plan’s claims procedure). If you are discriminated against for asserting your rights, you may seek assistance
APPENDIX -2

from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
APPENDIX -3